EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 105 to Registration Statement No. 2-22019 on Form N-1A of our reports dated October 15, 2008, relating to the financial statements and financial highlights of Eaton Vance Growth Trust, including Eaton Vance Greater China Growth Fund and Eaton Vance Worldwide Health Sciences Fund, appearing in the Annual Reports on Form N-CSR of Eaton Vance Growth Trust for the year ended August 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses, “Independent Registered Public Accounting Firm,” in the Statements of Additional Information, and item “8.” in the Supplement to the Prospectus, which are incorporated by reference and part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts September 28, 2009